EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2011, relating to our audit of the consolidated financial statements and internal control over financial reporting, included in the Annual Report of United Community Banks, Inc. and subsidiaries on Form 10-K, for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in this Registration Statement of United Community Banks, Inc. on Form S-1 and to the use of our name as it appears under the caption “Experts”.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia
May 23, 2011